Exhibit 10.1
THE JOHNSON & JOHNSON
DEFERRED COMPENSATION PLAN

Adopted on November 21, 2023

The Johnson & Johnson Deferred Compensation Plan (the “Plan”) is intended to allow a select group of management and highly compensated employees (as described in Section 201(2) of ERISA) of Johnson & Johnson and its affiliates to defer compensation on an unfunded basis.

ARTICLE I - DEFINITIONS

Whenever used herein, the following defined terms have the following meanings:

1.1    “Annual Performance Bonus” means an award made under the Company’s discretionary annual cash performance bonus program for Eligible Employees for services to an Employer and that the Plan Administrator makes eligible for deferral under the terms of the Plan with respect to a particular Plan Year.

1.2    “Annual Salary” means an Eligible Employee’s annual base salary for services to an Employer, excluding salary for services to any entity that is not a participating Employer and all incentives and bonuses, reimbursements and other non-regular remuneration, unless otherwise specified in a timely Deferral Election Form that is approved by the Plan Administrator before the deadline under Section 409A for such Deferral Election to become irrevocable. In each case, Annual Salary is determined prior to reduction for salary deferrals and salary reductions under benefit plans sponsored by the Company or another Employer, including the Johnson and Johnson Savings Plan and any other cash or deferred arrangement under Code Section 401(k), “cafeteria” plans described in Code Section 125, and qualified transportation arrangements described in Code Section 132(f).

1.3    “Beneficiary” has the meaning prescribed by Article VIII.

1.4    “Code” means the Internal Revenue Code of 1986, as amended.

1.5    “Committee” means the Johnson & Johnson Pension and Benefits Committee (or any successor committee). If any applicable law or other rule prohibits an action with respect to the Plan being undertaken by the Pension and Benefits Committee, then solely to the minimum extent necessary to comply with such law or rule, the Committee shall mean the Compensation and Benefits Committee of the Board of Directors of Johnson & Johnson (the “Board”) or such other party or Committee that is designated by the Board (or, if none, the Board).

1.6    “Company” shall mean Johnson & Johnson or its successor.

1.7    “Deferral Account” means the bookkeeping account (including any applicable subaccounts) established and maintained on the books and records of the Company to record each Participant’s Deferral Amounts, adjusted for payments and deemed investment experience in accordance with Section 4.3. Each Participant’s Deferral Account will be subdivided into Deferral Election Sub-Accounts that correspond to the Participant’s Deferral Elections.

1.8    “Deferral Amount” means the portion of a Participant’s Eligible Compensation that such Participant elects to defer with respect to a Plan Year under the terms of the Plan.

Exhibit 10.1
1.9    “Deferral Election” means a Participant’s timely election to defer Eligible Compensation pursuant to Article III that sets forth a Deferral Amount and, to the extent the Plan’s default does not apply, a Payment Election.

1.10    “Deferral Election Form” means the form(s), material(s) and/or electronic platform(s) for Eligible Employees to make and record Deferral Elections.

1.11    “Deferral Election Sub-Account” has the meaning prescribed by Section 4.1.

1.12    “Eligible Compensation” means, with respect to an Eligible Employee, the Eligible Employee’s Annual Salary and Annual Performance Bonus.

1.13    “Eligible Employee” means, with respect to a Plan Year, an active employee of an Employer who (a) receives an Annual Salary paid through the Company’s United States payroll, (b) is in pay grade 50 or above, (c) is part of a select group of management or highly compensated employees, and (d) has been designated by the Plan Administrator as eligible to participate in the Plan in accordance with Article III. For the avoidance of doubt, no individual whom the Plan Administrator determines is not part of a select group of management or highly compensated employees shall be an Eligible Employee.

1.14    “Employer” means the Company and each direct or indirect subsidiary of the Company that is based in the United States, is on the Company’s primary United States payroll, and has been designated by the Plan Administrator as a participating Employer. Unless the Plan Administrator provides otherwise, each direct and indirect subsidiary of the Company that is on the Company’s primary United States payroll and benefits platform as of the first day of a Plan Year shall be an Employer for that Plan Year.

1.15    “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

1.16    “In-Service Payment Date” has the meaning prescribed by Section 6.1(b).

1.17    “In-Service Payment Election” has the meaning prescribed by Section 6.1(b).

1.18    “Investment Funds” means the tracking investments that are from time to time offered under the Plan, as selected in the sole discretion of the Plan Administrator.

1.19    “Participant” shall mean a current or former Eligible Employee who has elected to defer compensation under the Plan and who has an outstanding balance in his or her Deferral Account.

1.20    “Payment Commencement Date” has the meaning prescribed by Section 6.2.

1.21    “Payment Election” means the time and form of payment for a Deferral Election Sub-Account, as elected by the Participant on a Deferral Election Form or by Subsequent Election.

1.22    “Payment Event” means, with respect to a Deferral Election Sub-Account, the Participant’s Separation from Service or elected In-Service Payment Date, as applicable.

1.23    “Payment Method” means, with respect to an amount due upon a Payment Event, (a) a lump sum payment on the applicable Payment Commencement Date or (b) payment in the form of annual installments, with (i) the first installment to be paid on the Payment Commencement Date and (ii) subsequent installments to be paid on each anniversary of the Payment Commencement

Exhibit 10.1
Date until all payments have been completed; provided, that, (A) annual installments payable due to a Participant’s Separation from Service shall consist of no more than 10 installments and (B) annual installments payable upon an In-Service Payment Date shall consist of no more than five installments.

1.24    “Plan” means this Johnson & Johnson Deferred Compensation Plan (including all appendices and attachments, if any), as set forth herein and as may be amended and restated from time to time.

1.25    “Plan Administrator” means the Committee or any individual, department or entity to whom the Committee has delegated authority hereunder.

1.26    “Plan Year” means a calendar year.

1.27    “Section 409A” means Section 409A of the Code.

1.28    “Separation from Service” means, with respect to a Participant, the Participant’s “separation from service” with the Participant’s Employer under Section 409A, without regard to the reason therefor (including due to death).

1.29    “Subsequent Election” has the meaning set forth in Section 3.4.

1.30    “Valuation Date” means each date on which the amount attributable to a Participant’s Deferral Account is updated to reflect the adjustments described in Article V.

ARTICLE II - PARTICIPATION

2.1    Eligibility to Participate. Eligibility under the Plan is limited to Eligible Employees. Only employees that the Plan Administrator includes in in the annual election process for a Plan Year shall be considered Eligible Employees with respect to such Plan Year. The Plan Administrator may refuse to permit an individual to participate in the Plan with respect to a Plan Year for any reason, including if the Plan Administrator determines that such participation would jeopardize the Plan's “top hat” status under ERISA. An Eligible Employee shall become a Participant upon making a Deferral Election that has become irrevocable in accordance with Article III.

2.2    Enrollment. As a condition to participation, each Eligible Employee shall complete the enrollment process established by the Plan Administrator, including providing all documentation that the Plan Administrator requires, by the deadline established by the Plan Administrator.

2.3    Cessation of Participation. A Participant shall cease to be a Participant upon the final payment of all amounts credited to the Participant’s Deferral Account.

ARTICLE III - DEFERRAL ELECTIONS

3.1    Overview. Participants shall make Deferral Elections annually on the Deferral Election Form provided by the Plan Administrator and otherwise in accordance with procedures developed by the Plan Administrator. Unless otherwise expressly provided in a Deferral Election that is accepted by the Plan Administrator by the applicable deadline, each Deferral Election shall apply only to a single Plan Year and shall specify the Eligible Employee’s (a) Deferral Amount and (b) Payment Election (if any).

Exhibit 10.1
3.2    Amount of Deferral Elections. On his or her Deferral Election Form, an Eligible Employee may elect to defer, in increments acceptable to the Plan Administrator, up to: (a) 50% of the Eligible Employee’s Annual Salary and/or (b) 100% of the Eligible Employee’s Annual Performance Bonus; provided, that, the Deferral Amount for any payroll period shall not exceed the amount of net compensation remaining to be paid to the Participant after (i) withholding for taxes that the Company determines to be required by law, (ii) reduction pursuant to an election under Code Section 125 (other than an election to contribute to a health savings account) or 132(f), and (iii) application of any garnishment, tax levy, or similar involuntary deduction from wages that is in effect immediately before the Deferral Election becomes effective or that the Plan Administrator determines is permitted under Section 409A.

3.3    Timing of Deferral Elections. To make a valid Deferral Election with respect to any Eligible Compensation, a Participant must complete the Deferral Election on or before the deadline established by the Plan Administrator, which shall be no later than the earlier of: (i) December 31 of the calendar year immediately preceding the calendar year in which the services giving rise to Annual Salary eligible to be deferred are performed, or (ii) the last day of the fiscal year of the Company immediately preceding the fiscal year of the Company in which the services giving rise to the Annual Performance Bonus eligible to be deferred are performed. Notwithstanding the foregoing, the Plan Administrator may establish an extended deferral election deadline for “performance-based compensation” within the meaning of Section 409A that is no later than later than six months before the end of the performance period for such performance-based pay; provided, that, that such extended deadline shall not apply for any amount that has become readily ascertainable within the meaning of Section 409A (i.e., calculable and substantially certain to be paid). A Participant may not revoke his or her Deferral Election at any time after the applicable deadline.

3.4    Subsequent Deferral Elections. To the extent permitted by the Plan Administrator, after a Deferral Election has been made and become effective, a Participant may make a subsequent election with respect to a Deferral Election Sub-Account to change the Payment Commencement Date and/or Payment Method applicable to a Payment Event, in each case in accordance with such procedures as may be required by the Plan Administrator (a “Subsequent Election”); provided, that, no more than one Subsequent Election shall be permitted with respect to payment upon Separation from Service. A Subsequent Election shall be permitted only if all of the following requirements are met (in compliance with Section 409A): (a) the Subsequent Election does not take effect for at least 12 months following the date of the Subsequent Election, (b) each payment that is subject to the Subsequent Election is deferred for a period of at least five years from the date such payment would otherwise have been made pursuant to the previous election then in effect, and (c) the Subsequent Election is made no fewer than 12 months prior to the date on which the such payment was scheduled to be made pursuant to the previous election then in effect.

3.5    Rehire. If a Participant has a bona fide Separation from Service and is rehired during the same Plan Year, such Participant’s Deferral Election for such Plan Year (if any) shall continue to apply for the remainder of such Plan Year. For the avoidance of doubt, however, the timing of payment due to a bona fide Separation from Service (determined in accordance with Section 409A) shall not be affected in any way by a subsequent rehire.

ARTICLE IV – DEFERRAL ACCOUNT

4.1    Deferral Accounts. A Deferral Account shall be established on the books and records of the Company in the name of each Participant reflecting, as an unfunded liability, amounts deferred pursuant to Article III, increased by any earnings and decreased by any losses thereon. Sub-accounts shall be maintained within a Participant’s Deferral Account (each, a “Deferral

Exhibit 10.1
Election Sub-Account”) to track and administer Deferral Elections for each Deferral Amount (increased by any earnings and decreased by any losses thereon). Participants shall be fully vested in their Deferral Account balances at all times.

4.2    Allocation of Deferral Amounts. A Participant’s Deferral Amount shall be credited to his or her Deferral Account as soon as reasonably practicable after the Eligible Compensation being deferred would have otherwise been paid. For the avoidance of doubt, no Deferral Amount shall be adjusted for investment performance (positive or negative) during any period before the Deferral Amount is actually credited to the Deferral Account.

4.3    Adjustments to Deferral Account Balances. As of each Valuation Date, a Participant’s Deferral Account (and each Deferral Election Sub-Account) shall consist of the balance of such Deferral Account (or Deferral Election Sub-Account) as of the immediately preceding Valuation Date, adjusted to reflect (a) crediting of any additional Deferral Amounts, (b) payments (if any), and (c) increases or decreases in the value of the Investment Funds to which the Deferral Amount has been allocated (as described in Article V below).

ARTICLE V – INVESTMENT OF DEFERRAL ACCOUNTS

5.1    Investment Elections. A Participant may be permitted by the Plan Administrator to specify on the Deferral Election Form that all or any whole percentage of his or her Deferral Amount shall be allocated to one or more of the Investment Funds. To the extent the Participant does not specify one or more Investment Funds for any Deferral Amount, the Participant shall be deemed to have specified the default Investment Fund(s) designated by the Plan Administrator. The value of any portion of a Participant’s Deferral Account that is allocated to any Investment Fund shall be determined as of each Valuation Date, net of such deemed fees, expenses, and charges as are determined by the Plan Administrator (which deemed fees, expenses, and charges may include, by way of example, the fees, expenses, and charges that apply for investments under the Johnson & Johnson Savings Plan, without regard to whether the applicable services apply for this Plan).

5.2    Investment Funds. The Plan Administrator shall have the sole discretion to determine the Investment Funds available under the Plan and may change, limit or eliminate an Investment Fund at any time. If an Investment Fund ceases to be available under the Plan (whether in whole or in part), or if a Participant fails to make a valid election to invest in an Investment Fund, the Plan Administrator shall have the authority to transfer balances allocated to such Investment Fund (along with deemed earnings, gains, losses, fees, expenses and charges thereto, as determined by the Plan Administrator) to any other then-available Investment Fund. The Plan Administrator may disregard the investment instructions of a Participant.

5.3    Investment Reallocation. A Participant may change any investment allocation made under this Article V to the extent permitted by the Plan Administrator. The Plan Administrator in its sole discretion may impose limitations on the frequency with which a Participant may reallocate his or her Deferral Account (or any portion thereof) among one or more of the Investment Funds or impose such other restrictions on movement into or out of any Investment Fund as it deems appropriate.

ARTICLE VI – PAYMENTS

6.1    Payment Events. Except as may otherwise be provided by the Plan Administrator for Deferral Elections with respect to a Plan Year, each Deferral Election Sub-Account shall be paid (or commence to be paid) upon the Participant’s Separation from Service, at the time and in the form described below, unless (i) the Participant timely makes an In-Service Payment Election in

Exhibit 10.1
accordance with subsection (b), below, with respect to such Deferral Election Sub-Account, and (ii) the elected In-Service Payment Date (which, in the case of a payment window, shall mean the first day of such payment window) with respect to such Deferral Election Sub-Account occurs before the Participant’s Separation from Service.

(a)    Separation from Service Payment Method. In all cases, the Payment Method for amounts due upon a Participant’s Separation from Service shall be a lump sum unless the Participant has timely elected installments (in which case the Participant’s election shall apply except as otherwise required by the Plan).

(b)    In-Service Payment Election. The Participant may (but is not required to) elect that a Deferral Election Sub-Account be paid to the Participant at a specified date (an “In-Service Payment Date”) prior to the Participant’s Separation from Service (an “In-Service Payment Election”). If a Participant makes an In-Service Payment Election, then the Participant shall select (i) the In-Service Payment Date on which such Deferral Election Sub-Account shall be paid (or commence to be paid), which shall be a date made available on the Deferral Election Form and (ii) the Payment Method applicable to such Deferral Election Sub-Account. If a Participant has a Separation from Service before the elected In-Service Payment Date (including an In-Service Payment Date that is deferred by a Subsequent Election), such In-Service Payment Election shall not apply and the Payment Commencement Date and Payment Method for Separation from Service shall apply. If the Participant has a Separation from Service after the In-Service Payment Date, payments shall continue in accordance with the In-Service Payment Election.

6.2    Timing of Payment. Payment of a Participant’s Deferral Account (or a Deferral Election Sub-Account) shall be made or commence to be made on the applicable Payment Commencement Date. Unless otherwise specified on a Deferral Election Form or a rule adopted by the Plan Administrator with respect to Eligible Compensation before the deadline to make Deferral Elections for such Eligible Compensation (as set forth in Section 3.3), “Payment Commencement Date” shall mean: (a) if the Payment Event is the Participant’s Separation from Service, the Company’s first payroll date that occurs during the first April or October that starts at least 13 months after the Participant’s Separation from Service or such later time prescribed by a Subsequent Election, or (b) for an In-Service Payment, the In-Service Payment Date prescribed by the applicable Deferral Election Form or Subsequent Election. Any payment that is due on a specified date under this Plan may be delayed for administrative reasons, so long as payment is actually made by the later of (i) the last day of the calendar year in which the specified date occurs or (ii) the 15th day of the third calendar month following the specified date, provided that the Participant may not directly or indirectly designate the calendar year of payment. No Participant or Beneficiary shall be entitled to any adjustment or other consideration for deemed investment losses as a result of a delay in payment.

6.3    Amount of Payment.

(a)    Lump Sum Payment. If payment of a Deferral Election Sub-Account under this Article VI is in the form of a lump sum, such payment shall consist of cash equal to the value, as of the Valuation Date immediately preceding payment, of that Deferral Election Sub-Account.

(b)    Installment Payments. If a Participant elects to receive payment in installments, the amount payable under each such installment shall consist of cash equal to the value, as of the Valuation Date immediately preceding the installment payment, of the applicable Deferral Election Sub-Account, divided by the number of remaining installment payments to be made (including the installment then being made).

Exhibit 10.1
6.4    Other Payment Rules. The following payment provisions shall apply notwithstanding a Participant’s Deferral Elections:

(a)    Death. Upon a Participant’s death, the total value of a Participant’s Deferral Account shall be paid in a lump sum to the Participant’s Beneficiary as soon as administratively practicable after confirmation of the Participant’s death (and no later than the latest date permitted under Section 409A), in accordance with the Plan Administrator’s standard practices.

(b)    Small Account Payments. If, as of the Participant’s Separation from Service, the balance of the Participant’s Deferral Account, excluding each Deferral Election Sub-Account, if any, for which the In-Service Payment Date has already occurred, is less than the $50,000, such balance shall be paid in a lump sum on the applicable Payment Commencement Date. This Section 6.4(b) shall not affect the time of payment or Payment Method of any Deferral Election Sub-Account for which the In-Service Payment Date occurs before the Participant’s Separation from Service.

ARTICLE VII - ADMINISTRATION

7.1    Plan Administrator’s Powers. The Plan Administrator shall have all powers as may be necessary to carry out the provisions of the Plan. Without limiting the generality of the foregoing, the Plan Administrator shall have discretionary authority to determine eligibility for Plan benefits and the amount and payment terms thereof, to construe and interpret the Plan, and to determine all questions arising in the administration of the Plan, and the Plan Administrator may from time to time establish rules for administration of the Plan. Actions by the Plan Administrator shall be final, conclusive and binding on all Participants, Beneficiaries and others making claims under the Plan. Employees and directors of an Employer who serve in the capacity of the Plan Administrator shall not be subject to individual liability with respect to this Plan.

7.2    Delegation of Administrative Authority. To the extent permitted by applicable law, the Plan Administrator may designate persons to assist in carrying out its duties, and may allocate responsibilities to one or more persons as “designated administrators.” All references to the Plan Administrator shall include the Plan Administrator’s designee, unless the contrary is clearly indicated.

7.3    Engaging Third Parties to Assist with Plan Administration. The Company and the Plan Administrator may employ or engage such agents, accountants, counsel, other experts and other persons as it deems necessary or desirable in connection with the interpretation and administration of this Plan. None of the Plan Administrator, the Company, or any of its committees, officers, directors and employees shall be liable for any action taken, suffered or omitted by them in good faith in reliance upon the advice or opinion of any such agent, accountant, counsel or other expert. All action so taken, suffered or omitted shall be conclusive upon each of them and upon all other persons interested in this Plan.

7.4    Privilege. To the extent that the Plan Administrator or the Company or an affiliate, committee, employee, Participant, or representative consults with legal counsel in connection with the design or administration of the Plan, the attorney-client relationship shall be exclusively between such counsel and the party engaging counsel. No employee, former employee, Participant, Beneficiary, or other individual shall be a party to such attorney-client relationship (other than to the extent such individual was involved in engaging counsel). Except as determined by the Plan Administrator or the Company, the party engaging counsel shall preserve all rights to maintain the confidentiality of their communications with advisers, including the attorney-client privilege, to the full extent permitted by law.

Exhibit 10.1

7.5    Proof of Right to Receive Benefits. The Plan Administrator may require proof of death of any Participant, former Participant or Beneficiary and evidence of the right of any person to receive any Plan benefit.

7.6    Tax Withholding. The Company may withhold (or cause to be withheld) from benefits under this Plan any taxes or other amounts that the Company determines are required by law to be withheld. The Company may deduct (or cause to be deducted) from the unpaid portion of a Participant’s (or Beneficiary’s) benefit any tax that the Company reasonably determines to be due with respect to the benefit, and an amount sufficient to pay applicable withholding on imputed income. Alternatively, the Company may require the Participant or Beneficiary to remit to the Company or its designee an amount sufficient to satisfy any applicable federal, state, and local income and employment tax with respect to the Participant’s benefit, or the Company may withhold such amount from other compensation. Regardless of the amount withheld or reported, the Participant or Beneficiary shall remain responsible at all times for paying all federal, state, local and foreign income and employment taxes with respect to benefits under this Plan (including taxes on imputed income) except for the employer’s portion of employment taxes. In no event shall the Company or any employee or agent of the Company or any of its affiliates be liable for any interest or penalty that a Participant or Beneficiary incurs by failing to make timely payments of tax.

7.7    Claims Procedures. A Participant or Beneficiary (or his duly authorized representative) who believes that he is being denied a benefit to which he is entitled under the Plan (referred to in this Section 7.7 as a “Claimant”) may file a written request with the claims administrator designated by the Plan Administrator (the “Claims Administrator”) setting forth the claim. The Claims Administrator shall consider and resolve the claim as set forth below.

(a)    Time for Response. The Claims Administrator shall render a decision within 90 days after receiving the claim; provided that if the Claims Administrator needs additional time, the period may be extended by up to 90 additional days. The Claims Administrator shall notify the Claimant of any extension and the expected response date.

(b)    Denial. If the claim is denied in whole or part, the Claims Administrator shall notify the Claimant of its decision in writing, setting forth (i) the reason(s) for such denial, (ii) reference to relevant provision(s) of this Plan on which such denial is based, (iii) a description and explanation of any additional material or information necessary for the Claimant to perfect the claim, and (iv) a description of the Plan’s review procedures and the time limits applicable to such procedures, including a statement of the Claimant’s right to bring a civil action under ERISA Section 502(a) following an adverse benefit determination on review.

(c)    Request for Review. Within 60 days after receiving notice of a claim denial, the Claimant may request in writing that an appeals administrator designated by the Plan Administrator (the “Appeals Administrator”) review the determination. The Claimant may, but need not, submit written comments, documents, records, and other information relating to the claim. Upon request (and free of charge), the Claimant shall be provided reasonable access to, and copies of, all documents, records, and other information relevant to the benefit determination. If the Claimant does not request a review of the initial determination within such 60-day period, the Claimant shall be barred from challenging the determination.

(d)    Time to Respond to Request for Review. The Appeals Administrator shall render a decision within 60 days after receiving the request for review; provided that if the Appeals Administrator needs additional time, the period may be extended by up to 60 additional days. The Appeals Administrator shall notify the Claimant of any extension, the reason therefor, and the

Exhibit 10.1
expected response date. If the Appeals Administrator needs additional information, the period for reviewing the benefit determination shall be tolled until the Claimant responds to the request for additional information (or, if the Claimant fails to respond, until the Claimant’s response is due).

(e)    Full and Fair Review. The Appeals Administrator’s review shall take into account all comments, documents, records, and other information submitted by the Claimant relating to the request for review, without regard to whether such information was submitted or considered in the initial benefit determination.

(f)    Decision on Review. All decisions on review shall be final and binding with respect to all concerned parties. If the appeal is denied, the Appeals Administrator shall notify the Claimant of its decision in writing, setting forth (i) the reason(s) for the decision, (ii) reference to relevant Plan provision(s) upon which the adverse determination is based, (iii) a statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to and copies of all documents, records, and other information, relevant to the Claimant’s claim for benefits, and (iv) a statement of the Claimant’s right to bring a civil action under ERISA Section 502(a).

(g)    Limitations and Forum Selection.

(i)    Neither (A) a claim or action to recover benefits allegedly due under the provisions of the Plan or by reason of any law; nor (B) a claim or action to enforce rights under the Plan; nor (C) a claim or action to clarify rights to future benefits under the Plan; nor (D) any other claim or action that (I) relates to the Plan and (II) seeks a remedy, ruling, or judgment of any kind against the Plan or Committee may be filed in any court until the claimant has exhausted the administrative review procedures that apply for claims for additional benefits under the Plan.

(ii)    Any claim or action described in paragraph (i) above, shall be filed in a court with jurisdiction over such claim or action (as determined under applicable law and paragraph (iii) below) within two years after: (A) in the case of a claim or action to recover benefits, the date the first benefit payment was made or was allegedly due; (B) in the case of a claim or action to enforce a right, the date the Committee (or its delegate) first denied the claimant’s request to exercise such right; (C) in the case of a claim or action to clarify rights to future benefits, the date the Plan Administrator (or its delegate) first repudiated its alleged obligation to provide such future benefits; or (D) in the case of any other claim or action described in paragraph (i)(D), above, the earliest date on which the claimant knew or should have known of the material facts on which such claim or action is based; provided, that, if a request for administrative review pursuant to the Plan’s claim review procedures is pending when the two-year period described in this paragraph (ii) expires, the deadline for filing such claim or action in a court with proper jurisdiction (as determined under applicable law and paragraph (iii) below) shall be extended to the date that is 30 calendar days after the final denial of the claim on administrative review. For purposes of clause (C), above, a repudiation may be in the form of a direct communication to the Participant or claimant (e.g., denial of a claim under the Plan’s administrative review procedures) or a more general oral or written communication related to benefits payable under the Plan. The period described in this paragraph (ii) is hereafter referred to as the “Applicable Limitations Period.” The Applicable Limitations Period replaces and supersedes any limitations period that might otherwise be deemed applicable under state or federal law in the absence of this Section 7.7(g). A claim or action filed after the Applicable Limitations Period expires shall be deemed time-barred.

(iii)    Forum Selection. To the fullest extent permitted by law, any lawsuit brought in whole or in part under ERISA Section 502 (or any successor provision) and relating to the Plan, the lawfulness of any Plan provision, the administration of the Plan, the management, investment, or handling of Plan assets, the Plan’s trust, or the performance or non-performance of

Exhibit 10.1
Plan fiduciaries or administrators shall be filed in the United States District Court for the District of New Jersey.

7.8    No Plan Assets. Benefits provided under this Plan are unfunded obligations of the Company. Nothing contained in this Plan shall require the Employer to segregate any monies from its general funds, to create any trust, to make any special deposits, or to purchase any policies of insurance with respect to such obligations. If the Company elects to purchase individual policies of insurance on one or more of the Participants to help finance its obligations under this Plan, such individual policies and the proceeds of the policies shall at all times remain the sole property of the Company and neither the Participants whose lives are insured nor their Beneficiaries shall have any ownership rights in such policies of insurance.

ARTICLE VIII - BENEFICIARY DESIGNATIONS

To the extent permitted by the Plan Administrator from time to time, a Participant may designate one or more Beneficiaries (which may include one or more contingent beneficiaries) to receive the value of the Participant’s Deferral Account upon the Participant’s death. If there is no valid designated Beneficiary at the time of death (whether by reason of the Participant not making a valid election or by reason of the designated Beneficiary(ies) dying before the Participant), the Participant’s Beneficiary shall be the Participant’s estate. If the Participant’s Beneficiary dies after the Participant, but before payments have been completed, the amount due to the Beneficiary shall be paid to the Beneficiary’s estate. Beneficiary designations may be made or revised at any time through means made available by the Plan Administrator from time to time; provided that no designation, revocation, or change shall be effective until and unless it is received by the Plan Administrator prior to the Participant’s death in a form and manner that is acceptable to the Plan Administrator.

ARTICLE IX – AMENDMENTS AND TERMINATION

9.1    Amendment and Termination. The Company, through the Committee, reserves the right, at any time and from time to time, including retroactively if deemed necessary or appropriate, to amend or terminate in whole or in part any or all provisions of the Plan; provided that (a) no amendment or termination shall reduce the balance of a Participant’s Deferral Account (it being understood that a reduction due to investment losses, deemed expenses and other charges is not prohibited) and (b) no amendment or termination shall change the time or form of payment of benefits under the Plan in a manner that results in a tax under Section 409A.

9.2    Payment Upon Plan Termination. To the extent permitted by Section 409A, all Deferral Accounts shall be paid upon termination of the Plan. Payments shall be made in a manner that is reasonably designed to avoid tax under Section 409A.

ARTICLE X - MISCELLANEOUS

10.1    Rules of Construction. For purposes of the Plan, unless the contrary is clearly indicated by the context: (a) the use of the masculine gender shall also include within its meaning the feminine and vice versa; (b) the use of the singular shall also include within its meaning the plural and vice versa; (c) the word “include” shall mean to include, but not be limited to; and (d) the reference to a statute or section of a statue shall further be a reference to any successor or amended statute or section, and any regulations or other guidance of general applicability issued thereunder.

10.2    No Alienation or Transfer of Benefits. No amount payable under this Plan shall be subject in any manner to alienation, sale, transfer, assignment, pledge or encumbrance of any kind.

Exhibit 10.1
Any attempt to alienate, sell, transfer, assign, pledge or otherwise encumber any such benefit, whether presently or subsequently payable, shall be void. Except as required by law, no benefit payable under this Plan shall in any manner be subject to garnishment, attachment, execution or other legal process, or be liable for or subject to the debts or liability of any Participant.

10.3    Section 409A Compliance. The Plan is intended to comply with the requirements of Section 409A, to avoid tax thereunder, and shall be administered, construed, and interpreted consistently with such intent. Notwithstanding anything to the contrary in the Plan, a Deferral Election or any other plan or agreement of the Company or any of its affiliates, to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A, amounts that would otherwise be payable and benefits that would otherwise be provided during the six-month period immediately following the Participant’s Separation from Service shall instead be paid on the first business day after the date that is six months following the Participant’s Separation from Service (or upon the Participant’s death, if earlier). None of the Company or its affiliates warrants that the Plan will comply with Section 409A with respect to any Participant or with respect to any payment. Notwithstanding anything to the contrary in the Plan, the Plan Administrator reserves the right to revise the Plan as it deems necessary or advisable, in its sole discretion, to comply with Section 409A or to otherwise avoid imposition of any additional tax or income recognition under Section 409A. In no event shall any Employer or any director, officer, or employee of an Employer (other than the Participant or Beneficiary) be liable for any additional tax, interest, or penalty incurred by a Participant or Beneficiary as a result of the Plan’s failure to satisfy the requirements of Section 409A, or as a result of the Plan’s failure to satisfy any other requirements of applicable tax laws.

10.4    Scrivener’s Error. An individual’s right to any benefit under the Plan shall be determined in accordance with the terms of this document; provided, however, that this document shall be applied and interpreted without regard to any scrivener’s error (as described in the next following sentence) in this document or any other document of the Plan. The determination of whether a scrivener’s error has occurred shall be made by the Committee, in the exercise of its best judgment and sole discretion, based on the Company's intent as settlor of the Plan, and taking into account such evidence, written or oral, as it deems appropriate or helpful. The Committee is authorized to correct any scrivener’s error that it discovers in this document or in any other document of the Plan.

10.5    Clawback. Amounts paid or outstanding under the Plan shall be subject to all clawback, compensation recoupment, and other similar policies adopted by the Company, as in effect from time to time. For the avoidance of doubt, amounts paid or outstanding under the Plan shall be subject to the Company’s Clawback Policy, the Company’s Compensation Recoupment Policy and the Company’s Compensation Recoupment Policy for Material Violations of Company Policy Relating to Manufacturing, Sales or Marketing of Company Products (or any successor policies), which are available at https://www.investor.jnj.com/gov/compensation-recoupment-policy.cfm. In addition, to the full extent permitted by applicable law, and subject to the requirements to avoid tax under Section 409A, all payments under the Plan shall be subject to offset for any debts owing to the Company or any of its affiliates.

10.6    Incapacity. If the Plan Administrator determines that any person entitled to benefits hereunder is unable to care for such person’s affairs because of illness or accident, any payment due to such person may be paid for the benefit of such person to such person’s duly qualified guardian or other legal representative and such payment shall absolve the Company, all other Employers, the Plan Administrator, and all of their affiliates from any and all liability with respect to such payment.

Exhibit 10.1
10.7    Return of Overpayment. If the Plan Administrator determines that an overpayment or incorrect payment has been made to a Participant, beneficiary or other person, the Plan Administrator shall take such steps as it deem appropriate under the relevant facts and circumstances to recover such payments with interest. Without limiting the generality of the foregoing, and subject to the requirements under Section 409A, overpayments that are not repaid, and associated interest, may be recovered by an offset against subsequent payments otherwise becoming due under the Plan. The remedies under this Section 10.7 shall not be exclusive.

10.8    Address Records. Each Participant shall keep the Plan Administrator informed of their post office address and the post office address of their beneficiary. Any communication, statement or notice from the Plan Administrator or its designee addressed to a Participant or beneficiary at their last post office address filed with the Plan Administrator, or if no address is filed with the Plan Administrator, at the last post office address shown on the Company’s records, shall be binding on the Participant or beneficiary (as applicable) for all purposes of the Plan.

10.9    Controlling State Law. Except to the extent preempted by ERISA, this Plan shall be construed in accordance with the laws of the State of New Jersey, without regard to conflict of law provisions that might otherwise point to the law of a different jurisdiction.

10.10    No Right to Employment. Nothing contained in this Plan shall be construed as a contract of employment between any Employer and any individual, or to suggest or create a right in any employee to be continued in employment, or as a limit of the employer’s right to discharge any employee at any time and for any reason, with or without cause.

Exhibit 10.1
APPENDIX A

Modifications to The Johnson & Johnson Executive Income Deferral Plan

1.    Capitalized terms that are used and not defined in this Appendix shall have the meanings set forth in the Johnson & Johnson Deferred Compensation Plan.

2.    After the date of adoption of the Plan, no further initial deferral elections may be made under the Johnson & Johnson Executive Income Deferral Plan (the “EIDP”). Any such election (or attempted election) under the EIDP made after such date shall be void and of no force and effect. Except as set forth in this Appendix A, amounts deferred under the EIDP pursuant to an election made prior to the date of adoption of the Plan shall remain subject to the terms and conditions of the EIDP. For the avoidance of doubt, any EIDP participant with an outstanding election under the EIDP to defer annual salary to be earned in calendar year 2024 (an “EIDP 2024 Base Salary Election”) shall be permitted to revoke such election on or prior to December 31, 2023 (or such earlier date as the Plan Administrator may require), in such form as may be required by the Plan Administrator. An election by any such individual to defer Annual Salary (in any amount) to be earned in calendar year 2024 under the Plan shall be deemed to be a revocation of such individual’s EIDP 2024 Base Salary Election.

3.    Effective at the time determined by the Plan Administrator, (a) the notional investment funds available for amounts deferred under the EIDP shall consist of the Investment Funds available under the Plan, (b) amounts allocated to other investment funds shall be mapped to Investment Funds available under the Plan as directed by the Plan Administrator or its designee, and (c) Article V of the Plan (Investment of Deferral Accounts) shall otherwise apply with respect to the notional investment of amounts deferred under the EIDP.

4.    In accordance with procedures developed by the Plan Administrator, a participant with an outstanding account balance or initial deferral election under the EIDP as of the date of adoption of the Plan may make a subsequent election to change the time and/or the form or payment (including, without limitation, to change the form of payment to the Payment Methods available under the Plan) of such individual’s EIDP account balance by providing written notice in the form required by the Plan Administrator (an “EIDP Subsequent Election”). An EIDP Subsequent Election shall be permitted only if all of the following requirements are met (in compliance with Section 409A): (a) the EIDP Subsequent Election does not take effect for at least 12 months following the date of the EIDP Subsequent Election, (b) each payment that is subject to the EIDP Subsequent Election is deferred for a period of at least five years from the date such payment would otherwise have been made pursuant to the previous election then in effect, and (c) the EIDP Subsequent Election is made no fewer than 12 months prior to the date on which such payment was scheduled to be made pursuant to the previous election then in effect.

5.    Except as set forth in this Appendix A, the terms of the EIDP shall remain in full force and effect and shall continue to be interpreted consistently with the intent to comply with the requirements to avoid tax under Section 409A.